                                   EXHIBIT 3

                                           Number of               Number of        Percent of Class
   Name of Reporting Person                 Shares                  Shares            Beneficially
                                           (Direct)               (Indirect)             Owned (1)
--------------------------------------------------------------------------------    ----------------
Mayfield VIII,                            2,145,775 (2)                 -0-                   9.0%
 a California Limited Partnership

Mayfield VIII Management, L.L.C.                -0-               2,145,775 (2)               9.0%

Mayfield Associates Fund II, a              112,928 (3)                 -0-                   0.5%
 California Limited Partnership

Yogen K. Dalal                                  -0-               2,258,703 (4)               9.5%

F. Gibson Myers                                 -0-               2,258,703 (4)               9.5%

Kevin A. Fong                                   -0-               2,258,703 (4)               9.5%

William D. Unger                                -0-               2,258,703 (4)               9.5%

Wendell G. Van Auken, III                       -0-               2,258,703 (4)               9.5%

Michael J. Levinthal                            -0-               2,258,703 (4)               9.5%

A. Grant Heidrich, III                          -0-               2,258,703 (4)               9.5%

Wende S. Hutton                                 -0-               2,145,775 (4)               9.0%

Russell C. Hirsch                               -0-               2,145,775 (4)               9.0%

Total                                     2,258,703                                           9.5%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of October 31, 2000 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2000.

(2) Represents 2,145,775 shares held directly by Mayfield VIII, of which Mayfield VIII Management is the sole General Partner.

(3)  Represents 112,928 shares held directly by Mayfield Associates Fund II.

(4)  Includes shares held directly by Mayfield VIII and Mayfield Associates Fund
II. The individual Reporting Persons are Members of Mayfield VIII Management, which is the General Partner of Mayfield VIII. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VIII, but disclaim such beneficial ownership. The individual Reporting Persons, other than Ms. Hutton and Mr. Hirsch, are also General Partners of Mayfield Associates Fund II. Ms. Hutton and Mr. Hirsch are limited partners of Mayfield Associates Fund II. The individual Reporting Persons, other than Ms. Hutton and Mr. Hirsch, may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield Associates Fund II, but disclaim such beneficial ownership.

                              Page 38 of 38 pages.